RULE 18f-3
                                MULTI-CLASS PLAN
                                       FOR
                      THE TREASURER'S FUND (the "Company")
                      U.S. Treasury Money Market Portfolio
                      Domestic Prime Money Market Portfolio
                        Tax Exempt Money Market Portfolio

                  This Multi-Class Plan (this "Multi-Class Plan") is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by the Funds in accordance with the terms, procedures and conditions set forth below. A majority of the Directors of the Company, including a majority of the Directors who are not interested persons of the Company within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of each Fund and each Class of Shares constituting each Fund.

DEFINITIONS. AS USED HEREIN, THE TERMS SET FORTH BELOW SHALL HAVE THE MEANINGS ASCRIBED TO THEM BELOW.


The Act -- the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Class -- a class of Shares of a Fund.

Gabelli Cash Management Class Shares -- shall have the meaning ascribed in Section B.1.

                    U.S. Treasury Money Market Class Shares, Domestic Prime Money Market Class Shares and Tax Exempt Money Market Class Shares -- shall have the meaning ascribed in Section B.1.

             Distributor -- Gabelli Fixed Income Distributors, Inc.

 Fund or Funds - U.S.  Treasury Money Market   Portfolio,    Domestic
 Prime  Money  Market  Portfolio and  Tax  Exempt  Money  Market Portfolio.

 IRS -- Internal Revenue Service.

 Prospectus -- a prospectus,  including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of a Fund.

SEC -- Securities and Exchange Commission.

Share -- a share of common stock of a Fund.

Directors -- the directors of the Company.

         CLASSES. THE FUNDS MAY OFFER TWO CLASSES OF SHARES AS FOLLOWS:


  Gabelli Cash Management Class Shares. Gabelli Cash Management Class Shares means Gabelli Cash Management Class Shares of each Fund designated by a vote adopted by the Directors. Gabelli Cash Management Class Shares shall be offered to investors acquiring Shares directly from the Distributor or from certain financial intermediaries with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Gabelli
                                           Cash Management Class Shares.

     U.S. Treasury Money Market Class Shares, Domestic Prime Money Market Class Shares and Tax Exempt Money Market Class Shares. U.S. Treasury Money Market Class Shares, Domestic Prime Money Market Class Shares and Tax Exempt Money Market Class Shares means U.S. Treasury Money Market Class Shares, Domestic Prime Money Market Class Shares and Tax Exempt Money Market Class Shares designated by a vote adopted by the Directors. U.S. Treasury Money Market Class Shares, Domestic Prime Money Market Class Shares and Tax Exempt Money Market Class Shares shall be offered to investors acquiring Shares from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of U.S. Treasury Money Market Class Shares, Domestic Prime Money Market Class Shares and Tax Exempt Money Market Class Shares and that provides various transfer agency services to investors acquiring such shares.

     RIGHTS AND PRIVILEGES OF CLASSES. EACH OF THE GABELLI CASH MANAGEMENT CLASS SHARES, U.S. TREASURY MONEY MARKET CLASS SHARES, DOMESTIC PRIME MONEY MARKET CLASS SHARES AND TAX EXEMPT MONEY MARKET CLASS SHARES WILL REPRESENT AN INTEREST IN THE SAME PORTFOLIO OF ASSETS AND WILL HAVE IDENTICAL VOTING, DIVIDEND, LIQUIDATION AND OTHER RIGHTS, PREFERENCES, POWERS, RESTRICTIONS, LIMITATIONS, QUALIFICATIONS, DESIGNATIONS AND TERMS AND CONDITIONS EXCEPT AS DESCRIBED OTHERWISE IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION WITH RESPECT TO EACH OF SUCH CLASSES.


      ALLOCATION OF LIABILITIES, EXPENSES, INCOME AND GAINS AMONG CLASSES.


Liabilities and Expenses applicable to a particular Class. Expenses applicable to any of the foregoing such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, upon approval of the Directors, may be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

Income, losses, capital gains and losses, and liabilities and other expenses applicable to all Classes. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

Determination of nature of items. The Directors shall determine in their sole discretion whether any liability, expense, income, gains or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

     EXCHANGE PRIVILEGE. HOLDERS OF GABELLI CASH MANAGEMENT CLASS SHARES, U.S. TREASURY MONEY MARKET CLASS SHARES, DOMESTIC PRIME MONEY MARKET CLASS SHARES AND TAX EXEMPT MONEY MARKET CLASS SHARES SHALL HAVE SUCH EXCHANGE PRIVILEGES AS SET FORTH IN THE PROSPECTUS FOR SUCH CLASS. EXCHANGE PRIVILEGES MAY VARY AMONG CLASSES AND AMONG HOLDERS OF A CLASS.


                            VOTING RIGHTS OF CLASSES.


 Shareholders                 shall have  separate  voting  rights on any matter
                              submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

     DIVIDENDS AND DISTRIBUTIONS. DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS PAID BY A FUND WITH RESPECT TO EACH CLASS, TO THE EXTENT ANY SUCH DIVIDENDS AND DISTRIBUTIONS ARE PAID, WILL BE CALCULATED IN THE SAME MANNER AND AT THE SAME TIME ON THE SAME DAY AND WILL BE, AFTER TAKING INTO ACCOUNT ANY DIFFERENTIATION IN EXPENSES ALLOCABLE TO A PARTICULAR CLASS, IN SUBSTANTIALLY THE SAME PROPORTION ON A RELATIVE NET ASSET VALUE BASIS.


   REPORTS TO DIRECTORS. THE DISTRIBUTOR SHALL PROVIDE THE DIRECTORS SUCH INFORMATION AS THE DIRECTORS MAY FROM TIME TO TIME DEEM TO BE REASONABLY NECESSARY TO EVALUATE THIS PLAN.


     AMENDMENT. ANY MATERIAL AMENDMENT TO THIS MULTI-CLASS PLAN SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY (AS DEFINED IN THE ACT) OF THE DIRECTORS OF THE RELEVANT FUND, INCLUDING THE AFFIRMATIVE VOTE OF THE DIRECTORS OF THE COMPANY WHO ARE NOT INTERESTED PERSONS OF THE COMPANY. EXCEPT AS SO PROVIDED, NO AMENDMENT TO THIS MULTI-CLASS PLAN SHALL BE REQUIRED TO BE APPROVED BY THE SHAREHOLDERS OF ANY CLASS OF THE SHARES CONSTITUTING A FUND. THE DISTRIBUTOR SHALL PROVIDE THE DIRECTORS SUCH INFORMATION AS MAY BE REASONABLY NECESSARY TO EVALUATE ANY AMENDMENT TO THIS MULTI-CLASS PLAN.


Dated:  February 16, 2000